UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

38 Corporate Circle,
Albany, New York 12203
(Address of principal executive offices)

(518) 452-1242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 4, 2012, Trans World Entertainment Corporation (the “Company”) entered into a First Amendment to the Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, under which the lenders party thereto committed to provide up to $75 million in loans under a five-year, secured revolving credit facility (the “Credit Facility”). The Credit Agreement amends the Company’s existing Amended and Restated Revolving Credit Agreement dated as of April 15, 2010. As part of the amendment, the Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank was transferred from Bank of America to Wells Fargo.

The commitments by the lenders under the Credit Facility are subject to borrowing base and availability restrictions. Up to $15 million of the Credit Facility may be used for the issuance of letters of credit and up to $10 million of the Credit Facility may be used for the making of swing line loans.

Interest under the Credit Facility accrues, at the election of the Company, at a LIBO Rate or Prime Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Credit Agreement, with the Applicable Margin for LIBO Rate loans ranging from 2.25% to 2.75% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.25%. In addition, a commitment fee ranging from 0.375% to 0.50% is also payable on unused commitments.

The Credit Facility is secured by a first priority security interest in substantially all of the assets of the Company, including inventory, accounts receivable, cash and cash equivalents and certain other collateral of the borrowers and guarantors under the Credit Facility (collectively, the “Credit Facility Parties”) and by a first priority pledge of equity interests in certain of the Company’s subsidiaries.

Among other things, the Credit Agreement limits the Company’s ability to incur additional indebtedness, create liens, make investments, make restricted payments or specified payments and merge or acquire assets.

The Credit Agreement contains customary events of default, including; but not limited to: payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, change in control, cessation of business or the liquidation of material assets of the Credit Facility Parties taken as a whole, the occurrence of an uninsured loss to a material portion of collateral and failure of the obligations under the Credit Facility to constitute senior indebtedness under any applicable subordination or intercreditor agreements.

The proceeds from the Credit Facility will be used by the Company for working capital, to finance capital expenditures and for other general corporate purposes.

The Company paid certain customary fees and expenses in connection with obtaining the lenders’ commitments pursuant to the terms of a related fee letter.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the First Amendment to Credit Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS. The following exhibit is filed herewith:

Exhibit No.	Description

4.1	First Amendment to Credit Agreement between Trans World Entertainment Corporation and Wells Fargo; National Association dated May 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

Date: May 7, 2012	/s/ Tom G. Seaver

Tom G. Seaver
Chief Financial Officer